Home Equity Loan-Backed Term Notes, GMACM Series 2001-HLTV2
Payment Date	06/25/2002

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	120,070,681.89	55,518,387.88
Beginning PFA	0.00	0.00
Ending Pool Balance	117,435,845.96	54,195,278.63
Ending PFA Balance	-	-
Principal Collections	2,396,536.23	1,160,109.25
Principal Draws	-	-
Net Principal Collections	2,396,536.23	1,160,109.25
Active Loan Count	3,091	1,166

Interest Collections	1,391,482.92	654,502.51

Weighted Average Net Loan Rate	14.28000%	14.31000%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	117,029,223.18	113,825,111.23	0.8806244	3,204,111.95	541,260.16	0.00	0.6014	5.550%
Class A-2	54,056,602.17	52,505,563.69	0.8750927	1,551,038.48	250,011.79	0.00	0.2774	5.550%

Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	4,503,244.42
Overcollateralization Amount Increase (Decrease)	797,205.25
Outstanding Overcollateralization Amount	5,300,449.67
Overcollateralization Target	5,677,650.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	700,355.71		17	0.60%
Delinquent Loans (60 Days)*	453,557.46		12	0.39%
Delinquent Loans (90 Days)*	215,954.42		6	0.18%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	39,963.38		9	0.03%
Delinquent Loans (180 Days)*	-		0	0.00%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	466,133.01
Current Month Loss Amount	401,299.70
Current Month Principal Recovery	0.00
Net Ending Loss Amount	867,432.71	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Ending CIA Balance Transferred to Seller	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Ending PreFunding Account Balance to Notes	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0.00